UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 18, 2020

MATEON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29397 Agoura Road Suite 107

Agoura Hills, CA 91301

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code

(650) 635-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbols	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Research Service Agreement between Golden Mountain Partners LLC (GMP) and Mateon Therapeutics Inc./Oncotelic Inc. (“Mateon Entities”).

When COVID-19 emerged in China, Mateon and GMP contemplated a collaboration to develop drug candidates for COVID-19. Oncotelic and GMP entered into a research and services agreement (the “Agreement”) on February 3, 2020 memorializing their collaborative efforts to develop and test COVID-19 antisense therapeutics.

On March 18, 2020, Mateon reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma. In an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (SI) value of >130, which is considered highly active. On March 23, 2020, Mateon, Oncotelic, Inc., and GMP entered into a supplement to the Agreement (the “Supplement”) to confirm the inclusion of OT-101 within the scope of the Agreement, pending positive confirmatory testing against COVID-19.

In consideration for the financial support provided by GMP for the research, pursuant to the terms of the Agreement (as amended by the Supplement) GMP is entitled to obtain certain exclusive rights to the use of the Product in the COVID Field on a global basis, and an economic interest in the use of the Product in the COVID Field including 50/50 profit sharing.

As described in the Supplement, the Mateon Entities intend to license or assign intellectual property rights, including the 2020 Patent Application and any other intellectual property rights owned or controlled by the Mateon Entities relating to the Product, OXi4503 and CA4P, to a joint venture company to be established jointly between Oncotelic and GMP (or its designee), as well as providing management services and other expertise to the joint venture company; GMP intends that it (or its designee, as the case may be) shall provide funding to the joint venture company to support its development and commercial activities in the joint venture company’s territories; in each case, on terms to be agreed by the parties; and GMP shall be entitled to use its governmental relations and local expertise in Greater China to assist with coordinating the research, development and commercialization of (i) the Products in the COVID Field, (ii) the Products in the OT101 Oncology Field, (iii) OXi4503; and (iv) CA4P, in each case in Greater China.

The joint venture company is intended to be owned 50% by Oncotelic and 50% by GMP (or its designee), and its principal activities shall be to research, develop, bring to market and commercialize: (i) the Products in the COVID Field on a global basis, (ii) the Products in the OT101 Oncology Field in the Licensed Territory, (iii) OXi4503 in the Licensed Territory; and (iv) CA4P in the Licensed Territory. Upon completion of due diligence by one another and subject to GMP’s satisfactory due diligence review, the parties intend to enter into written definitive agreements for the Joint Venture Transaction within the Exclusivity Period of 90 days.

Item 8.01 Other Events

Press release

On March 18, 2020, Mateon reported the anti-viral activity of OT-101 – its lead drug candidate currently in phase 3 testing in pancreatic cancer and glioblastoma, in an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (SI) value of >130, which is considered highly active.

Provisional Patent Filing

On March 18, 2020 and March 20, 2020, Oncotelic, Inc. (“Oncotelic”), a wholly-owned subsidiary of Mateon Therapeutics, Inc. (“Mateon” or the “Company”), filed three provisional patent applications on the method of use and composition of matter for the treatment of COVID-19. The filings represent the culmination of internal research programs, including efforts with our external partner, and position our antisense platforms for further development for the treatment of epidemics and pandemics.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description	Incorporation by reference

10.1	Research and Services Agreement	Filed herewith.
10.2	Supplement Research and Services Agreement	Filed herewith.
99.1	3-18-2020 Press release	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mateon Therapeutics, Inc.

Date: March 23, 2020		/s/ Vuong Trieu
	By:	Vuong Trieu
Chief Executive Officer